 Exhibit 10.1
2014 Management Incentive Plan
The 2014 Management Incentive Plan (the “Plan”) applies to employees of Accelrys for achievement of Objectives as defined in this Plan. The Plan is designed to support the growth and profitability of the organization.
Definitions

The Plan:	The 2014 Management Incentive Plan.

The Company:	Refers to Accelrys Inc. and its affiliates.

Plan Participant:
A regular employee of the Company in the following levels: CEO, Vice President, Director and eligible members of the Marketing organization who are not already participating in an alternative commission or incentive plan and are employed by the Company through the completion of 2014.

Orders:
The aggregate value of orders (as defined by the Company in its orders policy) as determined and achieved for the calendar year ending December 31, 2014 for the company, a region, a product area or a segment as defined in the Plan.

Non-GAAP Operating Income	Total non-GAAP operating income achieved by the Company in the calendar year ending December 31, 2014 as disclosed in the Company’s SEC filings.
Eligibility & Applicability
To be eligible for participation in the Plan, a Plan Participant must be employed by the Company prior to and through the completion of the calendar year.
Plan participants who are partial year employees must be employed by the Company prior to and through the completion of the calendar year in order to receive a pro-rated payment under the Plan.
Term
This Plan is effective for the calendar year ending December 31, 2014.
Plan Structure
Each Plan Participant is eligible to earn a target incentive equal to his/her annual bonus target percentage multiplied by his/her annual base salary.
Earnings under the Plan result from successful performance against a combination of Corporate Financial Metrics (Corporate Orders and Non-GAAP Operating Income Targets) and against other performance criteria which may include a combination of Orders Targets and Objectives as defined above.
The two Financial Metrics of the Plan are equally weighted and specific participation in the Plan is in accordance with the following:
Executive Officer-level Participants: funding achievement under the Plan is tied to the two Financial Metrics (non-GAAP Operating Income and Orders Target) upon which 80% of target bonus is earned. The remaining 20% of target bonus is subject to individual performance objectives and may be awarded at the sole discretion of Accelrys’ CEO. Such participants may achieve up to 200% of target incentive. In keeping with the nature of her role, the target incentive for the Senior Vice President of Global Sales and Services shall be weighed more heavily toward the Orders Target.
All Other Plan Participants: In general, most Vice President-level participants may earn 80% of their target bonus upon achievement of the Financial Metrics listed above, with the remainder their target bonus subject to individual performance objectives. Most Other Plan Participants may earn 50% of their target bonus based upon achievement of the two Financial Metrics (non-GAAP Operating Income and Orders Target) with the remaining 50% of their target bonus subject to individual performance objectives which may be awarded at the sole discretion of Accelrys’ CEO.
Payment Schedule
Incentives shall be earned for the applicable fiscal year and shall be approved by Accelrys’ Board of Directors and paid in the quarter that follows the year for which the incentive is earned. Payment against the plan shall not exceed 200% of an individual’s target incentive rate.
General Provisions
A Plan Participant shall not assign nor give any part of an incentive to any agent, customer or representative of the customer, or any other person, as an inducement in obtaining an order. Unless expressly approved in advance by the CEO of the Company, a Plan Participant shall not accept any compensation from third parties related to sales of third party products or services made by the Company.
In the event that any Plan Participant compensated in accordance with this Plan owes any sum of money to the Company, including without limitation draw payments, charge backs, and travel advances, the Company shall have the right at any time to offset such obligations against the employee’s base salary, commissions, or bonuses.
The Company reserves the right without advance notice to:

1.	Accept, reject, or cancel any order;
2.	Make any adjustments or revisions to incentive rates, quotas, salaries, or any other matters pertaining to this Plan; and
3.	Resolve, in its sole and absolute discretion, any matters of interpretation under the Plan and matters not covered by the provisions of the Plan.
4.	Modify or terminate this Plan at any time.
The contents of this Plan are Company Proprietary and Confidential, and are not to be disclosed by any Plan Participant to any person who is not an employee of the Company. Any legal action brought concerning this Plan shall be brought only in the state or federal courts of the country in which the Plan Participant is employed and both parties submit to venue and jurisdiction in these courts. This Plan contains the entire agreement of the parties with respect to the matters addressed herein, and supersedes all other representations, statements and understandings concerning this subject matter.